Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Research Corporation:

We consent to the incorporation by reference in the registration statements (File Nos. 333-120530, 333-137763, 333-137769, 333-173097, 333-189139, 333-189140, 333-189141, and 333-209934) on Forms S-8 and (File Nos. 333-120529 and 333-211190) on Forms S-3 of National Research Corporation of our reports dated March 14, 2018, with respect to the consolidated balance sheets of National Research Corporation and subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of National Research Corporation.

/s/ KPMG LLP

Lincoln, Nebraska

March 14, 2018